Exhibit 99.1

El Pollo Loco Holdings, Inc. Announces

First Quarter 2016 Financial Results

COSTA MESA, CA – May 5, 2016 – El Pollo Loco Holdings, Inc. (Nasdaq: LOCO) today announced financial results for the 13-week period ended March 30, 2016.

Highlights for the first quarter ended March 30, 2016, compared to the first quarter ended April 1, 2015 were as follows:

•	Total revenue increased 4.3% to $94.4 million compared to $90.4 million.

•	System-wide comparable restaurant sales grew 0.7%, including a (0.6%) decrease for company-operated restaurants, and a 1.8% increase for franchised restaurants.

•	Net income decreased 19.8% to $5.4 million, or $0.14 per diluted share, compared to $6.8 million, or $0.17 per diluted share in the prior year.

•	Pro forma net income(1) was $6.6 million, or $0.17 per diluted share, compared to $7.1 million, or $0.18 per diluted share.

•	Adjusted EBITDA(1) was $16.0 million compared to $16.6 million in the prior year.

(1)	Pro forma net income and adjusted EBITDA are non-GAAP measures. A reconciliation of GAAP net income to each of these measures is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Steve Sather, President and Chief Executive Officer of El Pollo Loco Holdings, Inc., stated, “We are confident that we have the right strategy in place to drive our business forward in both the near and long term. We will continue to focus on our four brand pillars, which are great food, excellent service, a warm and inviting atmosphere and a good price. This focus, along with operations and service initiatives designed to enhance our value proposition and improve the customer experience, should strengthen the foundation of our business and ultimately lead to higher sales.”

Sather continued, “We opened four restaurants in the first quarter, including three company-operated locations and one franchised restaurant. We expect to open 17-20 company-operated restaurants and 10-15 franchised restaurants in 2016, with a more balanced opening schedule versus last year. We remain excited about our pipeline, which is strong and growing stronger, and the long runway for growth ahead of us.”

First Quarter 2016 Financial Results

Company-operated restaurant revenue in the first quarter of 2016 was $88.4 million, compared to $84.7 million in the same period last year. The growth in company-operated restaurant revenue was largely driven by the 17 new units opened during and subsequent to the first quarter of 2015.

Comparable company-operated restaurant sales in the first quarter decreased (0.6%), driven by a 0.2% increase in average check and a (0.8%) decrease in traffic.

Franchise revenue in the first quarter of 2016 was $6.0 million, compared to $5.7 million in the first quarter of 2015. Franchised comparable restaurant sales increased 1.8% during the quarter.

Restaurant contribution was $18.3 million, compared to $18.9 million in the first quarter of 2015. As a percent of company-operated restaurant revenue, restaurant contribution margin decreased 160 basis points to 20.7%. The decrease in restaurant contribution margin was primarily the result of higher labor costs in addition to higher occupancy and other expenses, partially offset by improvement in food and paper costs.

Net income for the first quarter of 2016 was $5.4 million, or $0.14 per diluted share, compared to net income of $6.8 million, or $0.17 per diluted share in the first quarter of 2015. Pro forma net income was $6.6 million, or $0.17 per diluted share during the first quarter of 2016, compared to $7.1 million, or $0.18 per diluted share during the first quarter of 2015. A reconciliation between GAAP net income and pro forma net income is included in the accompanying financial data.

2016 Outlook

The Company continues to expect 2016 pro forma diluted net income per share ranging from $0.70 to $0.74. This compares to pro forma diluted net income per share of $0.71 in 2015. Pro forma net income guidance for fiscal year 2016 is based, in part, on the following updated annual assumptions:

•	System-wide comparable restaurant sales growth in the low single digits;

•	The opening of 17-20 new company-owned restaurants and 10-15 new franchised restaurants;

•	Restaurant contribution margin of 21.0% to 21.4%;

•	G&A expenses of between 8.4% and 8.6% of total revenue;

•	Pro forma income tax rate of 40.0%; and

•	Adjusted EBITDA of between $68.0 and $70.5 million.

The following definitions apply to these terms as used in this release:

Comparable restaurant sales reflect the change in year-over-year sales for the comparable company, franchised and total system restaurant base. The comparable restaurant base is defined to include those restaurants open for 15 months or longer. At March 30, 2016, there were 167 restaurants in our comparable company-operated restaurant base and 404 restaurants in our comparable system restaurant base.

Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with, GAAP. Restaurant contribution is defined as company-operated restaurant revenue less company restaurant expenses, which are food and paper costs, labor and related expenses and occupancy and other operating expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of net company-operated restaurant revenue. See also “Non-GAAP Financial Measures.”

EBITDA and adjusted EBITDA are neither required by, nor presented in accordance with, GAAP. EBITDA represents net income before interest expense, provision for income taxes, depreciation, and amortization, and adjusted EBITDA represents EBITDA before items that we do not consider representative of our ongoing operating performance, as identified in the GAAP reconciliation in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Pro forma net income is neither required by, nor presented in accordance with, GAAP. Pro forma net income reflects (i) costs related to loss on disposal of assets and asset impairment and closed store costs, (ii) amortization expense and other estimate adjustments incurred on the Tax Receivable Agreement (“TRA”) completed at the time of our IPO, (iii) legal costs associated with a securities class action lawsuit, (iv) expenses and gains on the recovery of insurance proceeds related to a fire at one of our restaurants in 2015, and (v) provision for income taxes at a normalized tax rate of 40.0%, which reflects our estimated long-term effective tax rate, including both federal and state income taxes. See the GAAP reconciliation in the accompanying financial data and “Non-GAAP Financial Measures.”

Conference Call

The Company will host a conference call to discuss financial results for the first quarter of 2016 today at 5:00 PM Eastern Time. Steve Sather, President and Chief Executive Officer, Larry Roberts, Chief Financial Officer, and Ed Valle, Chief Marketing Officer will host the call.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 13633806. The replay will be available until Thursday, May 19, 2016. The conference call will also be webcast live from the Company’s corporate website at investor.elpolloloco.com under the “Events & Presentations” page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.

About El Pollo Loco

El Pollo Loco (Nasdaq: LOCO) is the nation’s leading fire-grilled chicken restaurant chain renowned for its masterfully citrus-marinated, fire-grilled chicken and handcrafted entrees using fresh ingredients inspired by Mexican recipes. With more than 435 company-owned and franchised restaurants in Arizona, California, Nevada, Texas and Utah, El Pollo Loco is expanding its presence in key markets like Houston and Dallas through a combination of company and existing and new franchisee development. Some say the lengths we go to create fresh, delicious food are crazy. We say it’s Crazy You Can Taste. Visit us on our website at ElPolloLoco.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our annual report on Form 10-K for the year ended December 30, 2015, file number 001-36556, including the sections thereof captioned “Forward-Looking Statements” and “Risk Factors,” as those sections may be updated in our quarterly reports on Form 10-Q. Those and other filings are available online at www.sec.gov, at www.elpolloloco.com or upon request from El Pollo Loco.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the ways that we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures including those indicated above. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that they provide useful information about operating results, enhance understanding of past performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used in this press release may be different from the measures used by other companies.

Investor Contact:

Fitzhugh Taylor, ICR

fitzhugh.taylor@icrinc.com

714-599-5200

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Thirteen Weeks Ended
	March 30, 2016		April 1, 2015
	$	%	$	%
Revenue:
Restaurant revenue	$88,369	93.7%	$84,733	93.7%
Franchise revenue	5,985	6.3%	5,693	6.3%

Total revenue	94,354	100.0%	90,426	100.0%
Costs of operations:
Food and paper cost (1)	26,768	30.3%	27,123	32.0%
Labor and related expenses (1)	24,507	27.7%	21,582	25.5%
Occupancy and other operating expenses (1)	18,834	21.3%	17,136	20.2%

Company restaurant expenses (1)	70,109	79.3%	65,841	77.7%
General and administrative expenses	9,237	9.8%	7,485	8.3%
Franchise expenses	924	1.0%	855	0.9%
Depreciation and amortization	3,758	4.0%	3,146	3.5%
Loss on disposal of assets	199	0.2%	81	0.1%
Expenses related to fire loss	48	0.1%	—	—
Gain on recovery of insurance proceeds	(289)	-0.3%	—	—
Asset impairment and closed-store reserves	74	0.1%	51	0.1%

Total expenses	84,060	89.1%	77,459	85.7%

Income from operations	10,294	10.9%	12,967	14.3%
Interest expense, net	826	0.9%	1,211	1.3%
Income tax receivable agreement expense	264	0.3%	251	0.3%

Income before provision for income taxes	9,204	9.8%	11,505	12.7%
Provision (benefit) for income taxes	3,761	4.0%	4,714	5.2%

Net Income	$5,443	5.8%	$6,791	7.5%

Net income per share:
Basic	$0.14		$0.18
Diluted	$0.14		$0.17
Weighted average shares used in computing net income per share:
Basic	38,284,435		37,424,745
Diluted	39,001,078		38,921,884

(1)	As a percentage of restaurant revenue.

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED SELECTED BALANCE SHEETS AND SELECTED OPERATING DATA

(dollar amounts in thousands)

	As of
	March 30, 2016	December 30, 2015
Balance Sheet Data:
Cash and cash equivalents	$8,864	$6,101
Total assets	466,053	461,028
Total debt	121,092	123,638
Total liabilities	215,995	216,395
Total stockholders’ equity	250,058	244,633

	Thirteen Weeks Ended
	March 30, 2016	April 1, 2015
Selected Operating Data:
Company-owned restaurants at end of period	188	173
Franchise restaurants at end of period	248	243
Company-owned:
Comparable restaurant sales	-0.6%	3.5%
Units in the comparable base	167	159

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(dollar amounts in thousands)

	Thirteen Weeks Ended
	March 30, 2016	April 1, 2015

Adjusted EBITDA:
Net income, as reported	$5,443	$6,791
Provision for income tax	3,761	4,714
Interest expense, net	826	1,211
Depreciation and amortization	3,758	3,146

EBITDA	13,788	15,862
Stock-based compensation expense	11	297
Loss on disposal of assets	199	81
Expenses related to fire loss	48	—
Gain on recovery of insurance proceeds	(289)	—
Asset impairments and close-store reserves	74	51
Pre-opening costs	481	55
Income tax receivable agreement expense	264	251
Securities class action legal expense	1,468	—

Adjusted EBITDA	$16,044	$16,597

UNAUDITED RECONCILIATION OF NET INCOME TO PRO FORMA NET INCOME

(dollar amounts in thousands, except per share data)

	Thirteen Weeks Ended
	March 30, 2016	April 1, 2015

Pro forma net income:
Net income, as reported	$5,443	$6,791
Provision (benefit) for taxes, as reported	3,761	4,714
Income tax receivable agreement expense	264	251
Loss on disposal of assets	199	81
Expenses related to fire loss	48	—
Gain on recovery of insurance proceeds	(289)	—
Asset impairment and closed-store costs	74	51
Securities class action legal expense	1,468	—
Provision for income taxes	(4,387)	(4,815)

Pro forma net income	$6,581	$7,073

Pro forma weighted-average share and per share data:
Pro forma net income per share
Basic	$0.17	$0.19

Diluted	$0.17	$0.18

Weighted-average shares used in computing pro forma net income per share
Basic	38,284,435	37,424,745
Diluted	39,001,078	38,921,884